                                  SCHEDULE 14A
                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

         Filed by the Registrant [X]
         Filed by a Party other than the Registrant [ ]


         Check the appropriate box:
         [ ] Preliminary Proxy Statement             [ ] Confidential, for Use of the Commission
                                                         Only (as permitted by Rule 14a-6(e)(2))
         |X| Definitive Proxy Statement
         [ ] Definitive Additional Materials
         [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           ESHARE TECHNOLOGIES, INC.
-------------------------------------------------------------------------------
                (Name of Registrant as specified in Its Charter)
-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
         [X] No fee required.

         [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
             0-11.

         (1) Title of each class of securities to which transaction applies:

             -------------------------------------------------------------------
         (2) Aggregate number of securities to which transaction applies:

             -------------------------------------------------------------------
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

             -------------------------------------------------------------------
         (4) Proposed maximum aggregate value of transaction:

             -------------------------------------------------------------------
         (5) Total fee paid:

             -------------------------------------------------------------------
         [ ] Fee paid previously with preliminary materials.

             -------------------------------------------------------------------
         [ ] Check box if any part of the fee is offset as provided by Exchange
             Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

             -------------------------------------------------------------------
         (1) Amount Previously Paid:

             -------------------------------------------------------------------
         (2) Form, Schedule or Registration Statement No.:

             -------------------------------------------------------------------
         (3) Filing Party:

             -------------------------------------------------------------------
         (4) Date Filed:

                                 [LOGO] ESHARE
                                  TECHNOLOGIES

                                 April 19, 2000



DEAR FELLOW SHAREOWNER:

In 1999, we experienced a year of reinvention and transformation. We forged a stronger, more competitive organization better positioned to capitalize on one of the most compelling opportunities in e-business today: electronic Customer Relationship Management (eCRM) -- an emerging segment of the CRM market that utilizes multi-channel communications to humanize and enhance the online and voice-based customer experience.

Interactive, collaborative customer service solutions delivered via the Internet have the potential to change the fundamental nature of every voice-based contact center in the world. eShare Technologies, Inc. is intensely focused on staking out a leadership position in its chosen segment of this marketplace. We are poised on the cutting edge of the innovations driving this change, helping our clients realize tangible improvements in customer relationships by optimizing online interactions.

The most compelling growth prospects in our industry lie in the business-to-business (B2B) market -- where the total value of online transactions is currently estimated at $50 trillion annually in the U.S.(1) and some $250 trillion globally -- an order of magnitude larger than the business-to-consumer (B2C) market. Recent research on our target segment indicates that, "CRM software vendors participate in a large and growing market; estimated at $1.3 trillion in 1998 and estimated to grow to $13 trillion by 2003, a CAGR of 46 percent.(2)"

To enhance our presence in this market, Melita(R) International merged with eShare(R) Technologies, Inc. last September, subsequently adopting the eShare name. This transaction dramatically expanded the scope of our customer contact center business to encompass a critical emerging, Internet-enabled aspect of eCRM that we define as Customer Interaction Management (CIM). eShare currently delivers CIM solutions via voice, email, real-time web interaction and hosting to more than 2,200 e-businesses, ASPs, ISPs and portals in over 30 countries.

Acquiring eShare's advanced Web-based technology and its significant client base -- including America Online, AT&T Corporation, 1-800-FLOWERS and Sprint Corporation -- immediately provided us with access to growing niche markets, new revenue streams and exciting opportunities to further broaden our business reach across the CIM sector. Complementing the merger with eShare, our acquisition last June of smallwonder! Softworks, Inc. added powerful stand-alone customer contact management and Web-enabled contact center solutions to our formidable suite of product offerings.

During 1999, we also expanded our channels distribution network, including our Internet partners. We now have over 20 channel partners in different countries who focus on our solutions, including Snickleways Interactive and Linkshare Corporation. As part of our reseller network, these channel partners are providing presence globally for eShare and our solutions.

These planned strategic actions demanded a significant investment from us in terms of our financial and intellectual capital. We also drew upon the strength of the original predecessor of our combined entity, Melita International, having experienced consistent revenue growth and strong profitability since its founding in 1983. Last year was an exception, as the two complex merger transactions required our management team and sales force to devote significant time and attention to maximizing synergies, temporarily competing with our customary focus on growing the company's core business.

Revenues for 1999 declined 2.2 percent to $94.9 million from $97.1 million in fiscal 1998. This revenue shortfall, coupled with the $9.3 million in acquisition and restructuring expenses associated with the eShare and smallwonder! acquisitions contributed to a loss from operations for the year of $11.8 million. Excluding these one-time charges as well as the amortization of goodwill, we would have reported a much narrower -- but still disappointing -- operating loss of approximately $2.0 million.




FINANCIAL HIGHLIGHTS           1995          1996          1997        1998           1999
--------------------           ----          ----          ----        ----           ----
REVENUE                      $35,282       $48,021       $66,520     $ 97,081       $94,855
GROSS MARGIN %                  60.3%         61.5%         62.1%        63.9%         61.9%
OPERATING EXPENSES            16,609        22,813        34,351       48,006        70,483
OPERATING INCOME               4,661         6,720         6,950       14,049       (11,791)
NET INCOME                     2,955+        4,069+        2,898+       8,540       (15,808)*
EPS (PRO FORMA DILUTED)         0.24          0.23          0.14         0.40         (0.76)

+   Pro forma

* Includes a one-time non-cash stock preference charge of $5.85 million offset by a $1.88 million tax benefit and other income, as described in eShare's Form 10-K for the period ended 12/31/99.


The operating loss was primarily the result of fixed operating expenses which could not be reduced proportionately with revenues, as well as reinvestment of voice/call center operating margin in the Internet side of our business, where software revenues have been growing at more than 100 percent annually. It is noteworthy that despite these challenges, last year we attained a 61.9 percent gross margin -- in line with the company's historic range underscoring the ongoing strength of our core franchise. On the whole, we are pleased to report that as of the first quarter of 2000, we have successfully addressed the majority of our merger integration issues and significantly reduced contact center operating expenses, and are on target toward restoring this unit to profitability by the end of the year.

While the global market for traditional outbound call center technology continues to expand, growth in the North American segment has leveled out. We believe this is due to the commoditization of pure voice contact center technology stemming from the difficulty in reaching customers because of call blocking, privacy issues and Internet usage. While voice interaction will always be an important communications channel to customers, CIM solutions must also incorporate Internet-based communications as a mainstream direct channel. Accordingly, we have been focusing new sales efforts on transforming our voice-based contact center solutions into full-fledged CIM solutions. With increasing domestic contact center competition and the maturation of voice technology, price pressures continue to reduce the average price of a "pure" outbound contact center "seat." Thus, even with increased unit volume in 1999, the resulting revenues have actually been lower than the previous year.

These are some of the contributing reasons for the decline in our voice-based contact center revenues and operating results in the third and fourth quarters. Also impacting our 1999 revenue stream to a lesser extent were client uncertainties involving Y2K, which caused some current and prospective clients to postpone information technology investments beyond the end of the year. We believe the Internet-based revenues will drive new business opportunities -- the first and foremost of the benefits of our merger with eShare.

One of the key reasons we merged with eShare is their outstanding reputation for delivering innovative enterprise interaction software and services which are crucial to the ability of e-business to service and retain customers. These technologies include Web-based customer service and support, email, instant messaging, customer self-service, live conferencing and events, distance learning, community chat, threaded discussion forums and custom integration tools. We have been particularly impressed with eShare's rapid development from a startup in 1997 to revenues of $9 million in 1999 and relationships with more than 1700 clients including autobytel.com, iWon.com, Snap.com, First USA Bank and Hewlett-Packard. At year-end, our combined company had a roster of more than 2,200 clients, and we anticipate realizing significant cross-selling opportunities over the next several years.

Today, we stand at the epicenter of a revolution in CRM driven by technologies, which enhance the speed, convenience, integrity and quality of customer interaction management. Armed with these capabilities, eShare clients in virtually any business sector can realize significant, quantifiable improvements in customer contact and collaboration. We believe that using eShare solutions enables e-businesses and service providers to markedly increase customer loyalty and retention by demonstrating greater sensitivity to their customers' needs, preferences and expectations. Experience and research tell us that these capabilities will be vital to success in the intensely competitive online marketplace.

We begin the new millennium as a renewed organization, better equipped than ever for success. As the virtual world of online business converges with bricks-and-mortar, preserving customer relationships will become paramount -- and eShare is well positioned as a full-service software facilitator in the B2B and B2C markets. We offer multi-channel solutions that unite voice, email, data, chat, and live collaboration. We help humanize the business applications that enhance the online customer service experience. We enable e-businesses to better retain their customers, remember their likes and dislikes, and keep them highly satisfied. Our new eShare Conversations solution extends inbound/outbound voice management to the next level. Our soon-to-be-announced e360 CIM offering will provide customer interaction management across our full voice and Internet product suite, providing a seamless solution for e-business and customer contact centers to service their buyers, sellers and customers -- worldwide, 24 hours per day.

In closing, considering last year's challenges and events, we would like to express our sincere appreciation to all eShare shareholders -- our employees, customers, business partners and investors -- for their continued confidence and encouragement. With your support, we look forward to an exciting and rewarding 2000.


    /s/ Aleksander Szlam                         /s/  James Tito
    ----------------------                       ---------------------------
    Aleksander Szlam                             James Tito
    CEO and Chairman                             President and Vice Chairman



Safe Harbor Statement

This document contains forward-looking statements relating to results of operations, market acceptance of products, strategic relationships, marketing strategies and conditions and product functionality, availability, integration and benefits. Such statements are made based on beliefs as well as assumptions made by, and information currently available to management, pursuant to 'safe-harbor' provisions of the Private Securities Litigation Reform Act of 1995. While these statements reflect our best current judgment, they are subject to risks and that could cause a change in focus and direction. A discussion of certain risk that may cause actual results to differ from these forward-looking statements can be found in eShare's Form 10-K for the period ended December 31, 1999, on file with the SEC.

(1) Technology Industry Overview, "B2B e-commerce: enabling the $50 trillion new business economy," Bank of America, January 3, 2000.

(2) Equity Research Industry Analysis, "CRM Capturing Corporate Interactions," Legg Mason Equity Research Technology Group, November 4, 1999.


                                 [LOGO] ESHARE
                                  TECHNOLOGIES

            CORPORATE HEADQUARTERS: 5051 Peachtree Corners Circle -
           Norcross, Georgia 30092-2500 USA - Phone: (770) 239-4000 -
                                 1-800-635-4821

Additional Major Offices: New York - California - Illinois - UK - France -
Mexico

                E-mail: info@eshare.com - Website: www.eshare.com

                           ESHARE TECHNOLOGIES, INC.

                         5051 PEACHTREE CORNERS CIRCLE
                          NORCROSS, GEORGIA 30092-2500
                                 (770) 239-4000
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 23, 2000
                             ---------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of eShare Technologies, Inc. ("eShare") will be held at the Atlanta Financial Center, 18th Floor, 3343 Peachtree Road, N.E., Atlanta, Georgia 30326, at 10:00 a.m., Atlanta, Georgia time, on Tuesday, May 23, 2000 (the "Meeting"), to consider and act upon:

     1. the election of four persons to serve as members of eShare's Board of Directors;

     2. a proposal to increase the number of shares available for issuance under the Company's Stock Incentive Plan by 1,500,000 shares;

     3. a proposal to ratify the selection of independent public accountants for eShare's current fiscal year; and

     4. such other business as may properly come before the Annual Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 31, 2000, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Meeting.

                                           By Order of the Board of Directors,

                                           /s/ DAN K. LOWRING
                                           Dan K. Lowring
                                           Secretary

April 19, 2000
Atlanta, Georgia

                                   IMPORTANT

     WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE WHICH HAS BEEN PROVIDED. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES. IN THE EVENT YOU ARE ABLE TO ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                           ESHARE TECHNOLOGIES, INC.

                         5051 PEACHTREE CORNERS CIRCLE
                          NORCROSS, GEORGIA 30092-2500
                             ---------------------

                                PROXY STATEMENT

                             ---------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 23, 2000
                             ---------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

SHAREHOLDERS MEETING

     This Proxy Statement and the enclosed proxy ("Proxy") are furnished on behalf of the Board of Directors of eShare Technologies, Inc., a Georgia corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held on Tuesday, May 23, 2000 at 10:00 a.m., Atlanta, Georgia time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Atlanta Financial Center, 18th Floor, 3343 Peachtree Road, N.E., Atlanta, Georgia 30326. eShare intends to mail this Proxy Statement and the accompanying Proxy card on or about April 20, 2000, to all shareholders entitled to vote at the Annual Meeting.

SHAREHOLDERS ENTITLED TO VOTE

     Only holders of record of eShare's common stock, no par value ("Common Stock"), at the close of business on March 31, 2000 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 31, 2000, eShare had outstanding and entitled to vote 21,209,885 shares of common stock, no par value per share ("Common Stock"). Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. Any shareholder who signs and returns a Proxy has the power to revoke it at any time before it is exercised by providing written notice of revocation to the Secretary of eShare or by filing with the Secretary of eShare a Proxy bearing a later date. The holders of a majority of the total shares of Common Stock outstanding on the record date, whether present at the Annual Meeting in person or represented by Proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The shares held by each shareholder who signs and returns the enclosed form of Proxy will be counted for the purposes of determining the existence of a quorum at the Annual Meeting, whether or not the shareholder abstains on all or any matter to be acted on at the Annual Meeting. Abstentions and broker non-votes both will be counted toward fulfillment of quorum requirements. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

COUNTING OF VOTES

     The purpose of the Annual Meeting is to consider and act upon the matters which are listed in the accompanying Notice of Annual Meeting and set forth in this Proxy Statement. The enclosed form of Proxy provides a means for a shareholder to vote for all of the matters listed in the accompanying Notice of Annual Meeting and described in the Proxy Statement. The enclosed form of Proxy also provides a means for a shareholder to vote for all of the nominees for Director listed thereon or to withhold authority to vote for one or more of such nominees. eShare's Bylaws provide that Directors are elected by a plurality of the votes cast. Plurality means that more votes must be cast in favor of the election of a Director than those cast against election of such Director. Accordingly, the withholding of authority by a shareholder (including broker non-votes) will not be counted in computing a plurality and thus will have no effect on the results of the election of such nominees.

     The accompanying form of Proxy also provides a means for a shareholder to vote for, against or abstain from voting on each of the other matters to be acted upon at the Annual Meeting. Each Proxy will be voted in accordance with the shareholder's directions. The affirmative vote of a majority of the shares of Common Stock present in person or represented by a Proxy and entitled to vote on proposals two and three set forth in the accompanying Notice of Annual Meeting is required for the approval of each such proposal. Approval of any other matters as may properly come before the meeting also will require the affirmative vote of a majority of the shares of Common Stock present in person or represented by a Proxy and entitled to vote at the meeting. Abstentions with respect to proposals two and three will have the same effect as a vote against these proposals. With respect to broker non-votes, the shares will not be considered present at the meeting for the proposal to which authority was withheld. Consequently, broker non-votes will not be counted with regard to the proposal, but they will have the effect of reducing the number of affirmative votes required to approve the proposal, because they reduce the number of shares present or represented from which a majority is calculated. There are no dissenter's rights with respect to any matter to be acted upon pursuant to this Proxy Statement.

PROXIES AND SOLICITATION

     When the enclosed Proxy is properly signed and returned, the shares which it represents will be voted at the Annual Meeting in accordance with the instructions noted thereon. In the absence of such instructions, the shares represented by a signed Proxy will be voted in favor of the nominees for election to the Board of Directors, and in favor of the approval of proposals two and three.

     Proxies will be solicited from eShare's shareholders by mail. eShare will pay all expenses in connection with the solicitation, including postage, printing and handling, and the expenses incurred by brokers, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. It is possible that directors, officers and other employees of eShare may make further solicitation personally or by telephone, facsimile or mail. Directors, officers and other employees of eShare will receive no additional compensation for any such further solicitation.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the amount and percent of shares of Common Stock which, as of March 31, 2000, are deemed under the rules of the Securities and Exchange Commission (the "Commission") to be "beneficially owned" by each member of the Board of Directors of eShare, by each nominee for election to the Board of Directors, by each executive officer of eShare, by all directors, nominees and executive officers of eShare as a group, and by any person or "group" (as that term is used in the Securities Act of 1934, as amended) known to eShare as of that date to be a "beneficial owner" of more than 5% of the outstanding shares of Common Stock of eShare.

                                                                        COMMON STOCK
                                                                   BENEFICIALLY OWNED(1)
                                                              --------------------------------
                                                              NUMBER OF SHARES OF   PERCENTAGE
DIRECTORS AND EXECUTIVE OFFICERS                                 COMMON STOCK        OF CLASS
--------------------------------                              -------------------   ----------
Aleksander Szlam(2).........................................      11,147,395           50.69%
James Tito(3)...............................................         673,491            3.06%
Donald L. House(4)..........................................          31,000               *
Andrew J. Filipowski(5).....................................         417,500            1.90%
George W. Landgrebe(6)......................................          34,695               *
William K. Dumont(7)........................................          31,251               *
Dan K. Lowring(8)...........................................          29,435               *
Chase Venture Capital Association...........................       1,880,801            8.55%
All executive officers and directors as a group (7
  persons)(9)...............................................      12,364,767           56.23%

---------------

 *  Less than 1% of the outstanding Common Stock.
(1) Information with respect to "beneficial ownership" shown in the table above is based on information supplied by the directors and executive officers of eShare and filings made with the Commission or furnished to eShare by other shareholders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 21,990,868 shares of Common Stock outstanding as of March 31, 2000 and includes shares of Common Stock subject to options which may be exercised within 60 days of March 31, 2000. Such shares are deemed to be outstanding for the purposes of computing the percentage ownership of the individual holding such shares, but are not deemed outstanding for purposes of computing the percentage of any other person shown in the table.
(2) Consists of 11,143,395 shares held by a limited partnership controlled by Mr. Szlam and 4,000 shares held indirectly by Mr. Szlam's children.
(3) Includes 0 shares issuable pursuant to options exercisable within 60 days of March 31, 2000.
(4) Includes 28,500 shares issuable pursuant to options exercisable within 60 days of March 31, 2000.
(5) Includes 4,167 shares issuable pursuant to options exercisable within 60 days of March 31, 2000.
(6) Includes 23,130 shares issuable pursuant to options exercisable within 60 days of March 31, 2000.
(7) Includes 31,251 shares issuable pursuant to options exercisable within 60 days of March 31, 2000.
(8) Includes 29,250 shares issuable pursuant to options exercisable within 60 days of March 31, 2000.
(9) Includes 11,143,395 shares held by a limited partnership controlled by Mr. Szlam, 4,000 shares held indirectly by Mr. Szlam's children, 115,298 shares issuable pursuant to options exercisable within 60 days of March 31, 2000.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

INTRODUCTION

     At the Annual Meeting, four directors are to be elected for the terms described below. Each of the nominees for election to the Board of Directors is currently a director of eShare. If elected at the Annual Meeting, each of the nominees would serve until the Annual Meeting of Shareholders held in 2001 and thereafter until his successor is duly elected and qualified, or until such directors earlier death, resignation or removal.

     Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the four nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board of Directors may select. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

     The Board of Directors recommends a vote FOR each named nominee.

NOMINEES

     The name and age, principal occupation or employment, and other data regarding each nominee, based on information received from the respective nominees, are set forth below:

     ALEKSANDER SZLAM

          Mr. Szlam, 49, founded eShare in 1979 and has served as Chairman of the Board and Chief Executive Officer of eShare since its inception. Prior to founding eShare, Mr. Szlam worked as a design engineer and scientist at Lockheed Corporation, NCR and Solid State Systems. Mr. Szlam serves as a Director of divine interVentures, inc.

     JAMES TITO

          Mr. Tito, 43, has served as our president since October 1999. Mr. Tito was a co-founder of eShare.com (formerly eShare Technologies, Inc. and served as the Chairman and Chief Executive Officer of eShare.com from its inception in October 1996 until its acquisition by eShare. Prior to co-founding eShare.com, Mr. Tito served as the president of its predecessor, Interactive Marketing Technologies (IMT), a database marketing, consulting and services firm, since 1988. Mr. Tito serves as a director of LISTNet, Long Island's Software Technology Network.

     DONALD L. HOUSE

          Mr. House, 58, is a private investor and business consultant. He is currently Chairman of Ockham Technologies, Inc., an internet sales management information company. He is a member of the Board of Directors of Clarus Corporation, for which he served as Chairman from 1993 through 1997. He is also on the Board of Carreker Corporation, where he serves on its Audit Committee. Since 1988, he has been a business advisor, investor, and director for a number of public and private high technology companies. From 1968 through 1987, he served in a number of senior executive positions with Management Science America, Inc., a provider of application software.

     ANDREW J. FILIPOWSKI

          Mr. Filipowski, 49, is a founder of divine interVentures, inc. and has served as its President, Chief Executive Officer and Chairman since its formation in 1999. Mr. Filipowski was a founder of Platinum Technology Inc., and served as President, Chief Executive Officer and Chairman of the Board of Directors of Platinum Technology from its formation in April 1987 until its sale to Computer Associates in 1999. Mr. Filipowski is also a director of Mastering, Inc., System Software Associates, Inc. and Platinum Entertainment, Inc., a publicly held integrated music recording and publishing company.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     During 1999, the Board of Directors held 11 meetings. All of the directors attended at least 75% of the aggregate total number of meetings of the Board of Directors held during their tenure and meetings of committees of the Board of Directors on which they served.

     eShare's Board of Directors has established an Audit Committee and Compensation Committee. Donald L. House and Andrew J. Filipowski presently serve on the Audit Committee. The Audit Committee met 4 times in 1999. The primary functions of the Audit Committee are to (i) review the scope and timing of the audit and non-audit services to be rendered by eShare's independent accountants, to review audit plans of the independent accountants and internal auditors and to review the reports upon completion of their audits, (ii) to review the appropriateness of eShare's accounting policies, the adequacy of its financial controls and the reliability of the financial information reported to the public, and (iii) to report to the Board of Directors on its activities. Donald
L. House and Andrew J. Filipowski presently serve on the Compensation Committee. The Compensation Committee met 5 times in 1999. The primary functions of the Compensation Committee are to review and approve, subject to ratification of the Board of Directors, the Chief Executive Officer's compensation, to consult with the Chief Executive Officer and approve compensation for executive officers and other key employees, to administer eShare's stock option plans and employee stock purchase plan including approval of all awards thereunder, to approve management incentive plans for senior management, and to report to the Board of Directors on these activities.

     As compensation for serving on the Board of Directors, directors who are not also employees of eShare ("Nonemployee Directors") receive $1,000 for each meeting of the full Board and $500 for each Committee meeting. In eShare's discretion, Nonemployee Directors may also be reimbursed for reasonable expenses incurred by them in connection with their attendance at Board Meetings. Nonemployee Directors are also eligible to receive options under eShare's 1997 Stock Option Plan. Under this plan, Nonemployee Directors receive an option to purchase 10,000 shares of eShare's common stock each year, with one-fourth of such options vesting for each calendar quarter during which the Nonemployee Director serves.

EXECUTIVE OFFICERS

     In addition to the individuals nominated for director above who are also executive officers of eShare, the following individuals presently serve as executive officers of eShare:

     GEORGE W. LANDGREBE

          George W. Landgrebe has served as our Chief Operating Officer since December 1999, and as our Chief Financial Officer since February 2000. Mr. Landgrebe was a Director of eShare.com from its inception until its merger with us. From January 1999 until November 1999, Mr. Landgrebe was managing partner in Performance Leadership, LLC, a human resources consulting group. From 1994 until 1999, Mr. Landgrebe was the general manager of L&R Associates, a consulting firm he co-founded. Mr. Landgrebe has also held executive positions with AutEx Systems, an online equity block trading firm, Thomson Financial Information (American Banker/Bond Buyer), Robbins Research International & Infinite Possibilities LLC, WorkLife Solutions, and Xerox Corporation.

     WILLIAM K. DUMONT

          William K. Dumont has served as Executive Vice President, Business Development, since January 2000. Mr. Dumont was Chief Operating Officer of eShare from January 1999 until December 1999. He was Senior Vice President, Worldwide Sales from August 1998 until December 1998. Mr. Dumont also served as Vice President, Sales from December 1996 until August 1998. Prior to joining eShare, Mr. Dumont served as Regional Manager for Octel Communications Corporation from 1994 to 1996, and from 1990 to 1994 he served as Regional Vice President of VMX, Inc., both of which are voice processing companies.

     There are no family relationships between any of our directors or executive officers.

                             EXECUTIVE COMPENSATION

     The following table presents certain summary information concerning compensation earned for services rendered to eShare by eShare's Chief Executive Officer and each of the other four most highly compensated executive officers of eShare during 1999 (collectively the "Named Executive Officers") for the fiscal years ended December 31, 1999 and 1998.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG TERM
                                                                              COMPENSATION
                                                    ANNUAL                       AWARDS
                                                 COMPENSATION                 ------------
                                    --------------------------------------     SECURITIES
                                                            OTHER ANNUAL       UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR    SALARY    BONUS(1)    COMPENSATION(2)    OPTIONS (#)    COMPENSATION
---------------------------  ----   --------   --------    ---------------    ------------   ------------
Aleksander Szlam..........   1999   $330,000   $160,000(3)    --                     --           --
  Chairman of the Board      1998   $330,000   $300,000(3)    --                     --           --
  and Chief Executive
  Officer
James Tito................   1999   $240,000   $120,000       --                125,000           --
  Vice Chairman of the       1998   $250,952   $ 55,000       --                      0           --
  Board and President
George W. Landgrebe.......   1999         --         --       --                 61,565           --
  Chief Operating Officer,   1998         --         --       --                      0           --
  Chief Financial and
  Administration Officer
William K. Dumont.........   1999   $205,000   $ 99,302       --                 40,000           --
  Executive Vice President,  1998   $139,846   $124,000       --                 65,000           --
  Business Development
Dan K. Lowring............   1999   $150,000   $ 57,474       --                 10,000           --
  Vice President, Finance    1998   $119,923   $ 22,666       --                 50,000           --
  and Secretary
John Lamb.................   1999   $135,577   $ 54,150       --                     --           --
  (formerly) Senior          1998   $130,385   $ 18,000       --                 27,500           --
  Vice President,
  Corporate Development

---------------

(1) Except as noted, bonuses awarded and paid in each year were based upon prior year performance.
(2) In accordance with rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted because such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer for such year.
(3) Bonus is based upon Mr. Szlam's employment agreement with eShare.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table contains information concerning options granted during the year ended December 31, 1999 to the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                          POTENTIAL REALIZABLE
                                                                                            VALUE AT ASSUMED
                                    NUMBER OF     % OF TOTAL                              ANNUAL RATES OF STOCK
                                    SECURITIES     OPTIONS      EXERCISE                 PRICE APPRECIATION FOR
                                    UNDERLYING    GRANTED TO     OR BASE                     OPTION TERM(2)
                          OPTION     OPTIONS     EMPLOYEES IN     PRICE     EXPIRATION   -----------------------
         NAME              DATE     GRANTED(1)   FISCAL YEAR     ($/SH)        DATE          5%          10%
         ----            --------   ----------   ------------   ---------   ----------   ----------   ----------
Aleksander Szlam.......                   --            --          --                          --           --
James Tito.............   11/4/99    125,000        5.9171        4.00        11/4/09     $263,544     $715,817
George Landgrebe.......  12/16/99     50,000        2.3669        9.00       12/16/09     $227,620     $628,997
                          5/14/99     11,565         .5475         .43        5/14/09     $239,358     $412,083
William K. Dumont......   11/4/99     40,000        1.8935        4.00        11/4/09     $ 84,334     $229,061
Dan K. Lowring.........   11/4/99     10,000         .4734        4.00        11/4/09     $ 21,083     $ 57,265

---------------

(1) The options granted to the named executive officers were awarded under eShare's 1997 Stock Option Plan (the "1997 Plan"). The options granted under the 1997 Plan are exercisable for a period not to exceed ten years from the date of grant. Options generally vest over four years of continuous employment with eShare. The exercise price of each option granted was not less than 100% of the fair market value of a share of Common Stock on the date of grant.
(2) Amounts represent the hypothetical gains that could be achieved for the respective options at the end of the ten year option term. The assumed 5% and 10% rates of stock appreciation are mandated by the rules of the Securities and Exchange Commission and may not accurately reflect the appreciation of the price of the Common Stock from the grant date until the expiration of the option term. These assumptions are not intended to represent a forecast of future stock appreciation of eShare's Common Stock. No assurance can be given that eShare's Common Stock will appreciate at all.

OPTIONS EXERCISED AND YEAR-END VALUES OF AN EXERCISED OPTION

     The following table sets forth information, as of December 31, 1999, regarding the number of shares received and the value realized upon exercise of the stock options, and the number and value of exercisable and unexercisable options to purchase Common Stock of eShare held by eShare's Named Executive Officers.

      AGGREGATED OPTION EXERCISES IN 1999 AND 1999 YEAR-END OPTION VALUES

                                            NUMBER OF SHARES UNDERLYING         VALUE OF UNEXERCISED
                                               UNEXERCISED OPTIONS AT           IN-THE-MONEY OPTIONS
                                                 DECEMBER 31, 1999            AT DECEMBER 31, 1999(1)
                                            ----------------------------    ----------------------------
                   NAME                     EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                   ----                     -----------    -------------    -----------    -------------
Aleksander Szlam..........................        --               --               --                --
James Tito................................    85,773          125,000       $1,410,966     $   1,632,500
George W. Landgrebe.......................    23,130           50,000       $  384,652     $     403,000
William Dumont............................    33,751          106,249       $  258,845     $     991,306
Dan K. Lowring............................    25,125           53,375       $  267,053     $     494,338

---------------

(1) Calculated by multiplying the number of shares underlying options by the difference between the closing sale price for the Common Stock of $17.06 as reported by The NASDAQ Stock Market on December 31, 1999 and the exercise price of the options.

AGREEMENTS WITH EMPLOYEES

     Principal employees of eShare, including executive officers, are required to sign an agreement with eShare restricting the ability of the employee to compete with eShare during his or her employment and for a period of one year thereafter, restricting solicitation of customers and employees following employment with eShare, and providing for ownership and assignment of intellectual property rights to eShare.

     Mr. Szlam has entered into an employment agreement with us effective June 4, 1997. Pursuant to the agreement, Mr. Szlam is entitled to receive an annual base salary of $300,000, and is entitled to an annual bonus of $160,000. Based on his performance in 1998, our Board of Directors granted Mr. Szlam an additional bonus of $140,000. The Board of Directors has increased Mr. Szlam's base salary in 1999 to $330,000. Mr. Szlam's employment agreement has an initial term of two years and automatically renews for additional two-year terms unless eShare or Mr. Szlam cancels such renewal by giving three months' prior written notice. As neither eShare nor Mr. Szlam canceled this agreement by March 4, 1999, it has been extended automatically until June 2001. Under the terms of the agreement, Mr. Szlam has agreed to assign to us all patents, copyrights and other intellectual property developed by him during the course of his employment. In addition, Mr. Szlam has agreed not to solicit our customers or employees or to compete with us for two years following any termination of his employment.

     Mr. Landgrebe has entered into an employment agreement with us effective December 15, 1999. Pursuant to the agreement, Mr. Landgrebe is entitled to receive an annual base salary of $252,000, and is eligible for a performance bonus as determined by the Board of Directors. Mr. Landgrebe's employment agreement runs for an indefinite term and may be terminated by either party on 90 days notice. Under the terms of the agreement, Mr. Landgrebe has agreed to assign to us all patents, copyrights and other intellectual property developed by him during the course of his employment. In addition, Mr. Landgrebe has agreed not to solicit our customers or employees or to compete with us for two years following any termination of his employment.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires eShare's officers and directors and persons who own more than ten percent of the Common Stock to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of Common Stock and any other equity securities of eShare with the Securities and Exchange Commission and The NASDAQ Stock Market. Officers, directors and greater than ten percent shareholders are required by Securities Exchange Commission regulations to furnish eShare with copies of all such forms they file.

     Based solely on a review of the copies of the forms that it has received, and on written representations from certain reporting persons that no additional forms were required, eShare believes that its officers, directors and greater than ten percent beneficial owners complied with all of these filing requirements in 1999; except that Mr. Filipowski inadvertently reported certain acquisitions of the common stock of eShare late.

401(K) PROFIT SHARING PLAN

     eShare maintains a 401(k) Profit Sharing Plan (the "401(k) Plan") which is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Code. In general, all U.S. employees of eShare are eligible to participate at the beginning of the quarter following their hire date. The 401(k) Plan includes a salary deferral arrangement pursuant to which participants may contribute, subject to certain Code limitations, a maximum of 15% of their salary on a pre-tax basis, with a maximum deferral of $10,000. Starting in 1998, eShare guarantees a matching contribution of 40% of each participant's contribution up to 6% of the participant's salary and a discretionary match of up to 60% of each participant's contribution up to 6% of the participant's salary. In 1999, eShare's matching contribution was 40% of each participant's contribution up to 6% of the participant's salary, for an aggregate contribution of $418,413. A separate account is maintained for each participant in the 401(k) Plan. The portion of a participant's account attributable to his or her own contributions is 100% vested. The portion of the account attributable to Company contributions (including matching contributions) vests ratably over the next two years of service with eShare. Distributions from the 401(k) Plan may be made in the form of a lump-sum payment in cash or property or in the form of an annuity.

STOCK OPTION PLANS AND STOCK PURCHASE PLAN

     1997 Stock Option Plan. eShare's 1997 Stock Option Plan (the "1997 Stock Option Plan") became effective on February 6, 1997. The aggregate number of shares reserved for issuance under the 1997 Stock Option Plan is 1,850,000 shares, plus an annual adjustment beginning January 1, 1998, of an amount equal to 5% of the number of outstanding shares as of the end of the previous fiscal year, less the number of shares issued pursuant to eShare's 1992 Discounted Stock Option Plan. The purpose of the 1997 Stock Option Plan is to provide incentives for key employees, officers, consultants and directors to promote the success of eShare, and to enhance eShare's ability to attract and retain the services of such persons. Options granted under the 1997 Stock Option Plan may be either options intended to qualify as "incentive stock options" under Section 422 of the Code or nonqualified stock options.

     As of March 31, 2000, options to purchase 1,994,520 shares of Common Stock were outstanding under the 1997 Stock Option Plan at a weighted average exercise price of $11.95 per share and 198,192 shares of Common Stock have been issued upon exercise of options granted under the 1997 Stock Option Plan.

     1992 Discounted Stock Option Plan. eShare's 1992 Discounted Stock Option Plan (the "1992 Stock Option Plan") became effective on January 1, 1992. The aggregate number of shares reserved for issuance under the 1992 Stock Option Plan is 1,000,000 shares. The purpose of the 1992 Stock Option Plan is to provide incentives for key employees to promote the success of eShare, and to enhance eShare's ability to attract and retain the services of such persons. Options granted under the 1992 Stock Option Plan are not intended to qualify as "incentive stock options" under Section 422 of the Code. Options granted under the 1992 Stock Option Plan vest over a period of time specified in the relevant option agreement.

     As of March 31, 2000, options to purchase 163,289 shares of Common Stock were outstanding under the 1992 Stock Option Plan at a weighted average exercise price of $3.57 per share and 754,975 shares of Common Stock have been issued upon exercise of options granted under the 1992 Stock Option Plan.

     Employee Stock Purchase Plan. eShare adopted an Employee Stock Purchase Plan (the "Stock Purchase Plan") on March 1, 1997, to become effective on June 4, 1997. A total of 250,000 shares of eShare's Common Stock have been reserved for issuance under the Stock Purchase Plan. The Stock Purchase Plan is intended to qualify under sec.423 of the Code. An employee electing to participate in the Stock Purchase Plan must authorize on a semi-annual basis a stated dollar amount or percentage of the employee's regular pay (not to exceed 10%) to be deducted by eShare from the employee's pay. The price at which employees may purchase Common Stock is 85% of the closing price of the Common Stock on the NASDAQ National Market on the first day of the semi-annual period or the last day of the semi-annual period, whichever is lower. An employee may not sell shares of Common Stock purchased under the Stock Purchase Plan until the later of: (i) 180 days after the closing of this offering; or (ii) the first day of the second semi-annual period following the semi-annual period in which the right to purchase such shares was granted. Employees of eShare who have completed six full months of service with eShare and whose customary employment is more than 20 hours per week for more than nine months per calendar year are eligible to participate in the Stock Purchase Plan. An employee may not be granted an option under the Stock Purchase Plan if after the granting of the option such employee would be deemed to own 5% or more of the combined voting power or value of all classes of stock of eShare. As of March 31, 2000, approximately 472 employees are eligible to participate in the Stock Purchase Plan. The Stock Purchase Plan is administered by the Compensation Committee of the Board of Directors.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

GENERAL

     The Compensation Committee of eShare's Board of Directors has furnished the following report on Executive Compensation in accordance with the rules and regulations of the Securities and Exchange Commission. This report outlines the duties of the Committee with respect to executive compensation, the various components of eShare's compensation program for executive officers and other key employees, and the basis on which the 1998 compensation was determined for the executive officers of eShare, with particular detail given to the 1998 compensation for eShare's Chief Executive Officer.

     During 1999, the Compensation Committee was comprised of Donald L. House and Don W. Hubble, until Mr. Hubble's resignation from the Board of Directors, at which point Andrew J. Filipowski replaced Mr. Hubble on the Compensation Committee.

     Duties of the Committee include establishing and approving compensation of the Chief Executive Officer, consulting with the Chief Executive Officer for the purpose of reviewing and approving compensation for other executive officers and key employees, administering eShare's stock option plans for employees, and approving management incentive bonuses. In performing the duties described above, the Compensation Committee seeks to achieve the following:

     (i) to provide compensation opportunities that are based on the performance of eShare,

     (ii) to provide competitive compensation programs that enable eShare to attract and retain highly qualified executive managers who are focused on enhancing shareholder value, and

     (iii) to coordinate compensation programs and practices so that they promote eShare's annual and long-term business objectives and strategies.

     The Compensation Committee in all instances seeks to link compensation to the value and level of the performance of the executive. The Compensation Committee seeks to achieve this objective by implementing, as the principal components of compensation, a program of base salary, incentive compensation and equity-based incentives. The compensation decisions of the Committee relative to eShare's executive officers and key employees are described below as to each of the foregoing components.

COMPENSATION OF EXECUTIVE OFFICERS GENERALLY

     Salary. The salary levels of eShare's executive officers and other key employees are reviewed by the Committee annually. In determining appropriate base-salary levels, the Committee considers factors such as duties and responsibilities inherent in the position held, initiative, performance, tenure and pay practices for other companies of similar size in the electronics industry, as well as business conditions generally prevailing in the software and technology industries.

     eShare refers to external information to determine base salaries paid by other companies for comparable positions. For example, eShare refers to surveys by organizations such as the American Electronics Association and Culpepper and Associates for both executives and non-executives to determine market salaries for comparable positions paid by other software and electronic companies of similar size, and awards salary increases based on the number of years experience and performance, giving consideration to the market salaries reflected by these surveys.

     Cash Bonuses. Annual cash bonuses are determined and paid to executives and key employees pursuant to eShare's compensation plan for executive officers and other key employees. For each executive and key employee, the cash bonus is based upon the attainment of financial and other objectives, either for eShare as a whole, or for the employee's area of responsibility. Cash bonuses for executive officers and other key employees are targeted at ranges from 15% of base salary to 100% of base salary. The amount of the bonus payable to any executive officer or other key employee ranges from 0% of targeted bonus to a maximum of 100% of targeted bonus depending on the level of performance goals achieved. Since bonus payments are based on the degree in which eShare achieves its overall operating income and revenue goals, the compensation of executive officers and key employees is higher during years in which eShare meets or exceeds its specified financial performance goals.

     Equity-based Incentives. eShare maintains stock option plans to provide executive officers and other key employees and consultants with additional incentive to promote the financial success of eShare which, in turn, is intended to positively impact the value of eShare's Common Stock. Options granted under eShare's Stock Option Plans have generally been long-term (ten years). All such options are granted at an exercise price equal to fair market value on the date of grant. With such features, eShare considers stock options as a way of aligning the interest of management with the interest of eShare's shareholders to promote growth in eShare's stock price and inducing executive officers and other key employees to remain with eShare on a long-term basis. The Compensation Committee believes that eShare's long-term goals will best be achieved by maintaining in place the core management team of executive officers and other key employees. During 1999, options to purchase 271,565 shares of eShare's Common Stock were awarded to executive officers of eShare. As of March 31, 2000, options to purchase an aggregate 780,983 shares of eShare's Common Stock were held by 327 employees under eShare's Stock Option Plans. Included in this amount as of March 31, 2000 are options to purchase approximately 115,464 shares of eShare's Common Stock at an average exercise price of $7.73 held by executive officers named in the Summary Compensation Table.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     In establishing the 1999 cash bonus compensation for Mr. Szlam, eShare observed similar guidelines as set forth for executive officers generally. eShare does not assign specific weighting to the various guidelines or factors, other than the consideration that is given to eShare's achievement of its overall operating income and revenue goals. During 1999, Mr. Szlam's base salary was set at $330,000, as compared to $300,000 for the immediately preceding year. The Compensation Committee approved no additional bonus above the $160,000 contractual bonus owed Mr. Szlam for 1999, reflecting the fact that although eShare achieved a number of strategic goals in 1999, it failed to achieve its targeted goals for operating income and revenue during the year. In 1998, Mr. Szlam received an additional bonus of $140,000 above the contractual bonus of $160,000.

POLICY WITH RESPECT TO QUALIFYING COMPENSATION FOR DEDUCTIBILITY

     Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deduction allowable to eShare for compensation paid to the Chief Executive Officer and each of the four other most highly compensated executive officers to $1.0 million. Qualified performance-based compensation is excluded from this limitation if certain requirements are met. eShare's policy is generally to preserve the federal income tax deductibility of compensation paid, to the extent feasible. The Compensation Committee believes that awards under eShare's management incentive plan and its award of options made under stock option plans for employees will qualify as performance-based compensation and thereby be excluded from the $1.0 million limitation. Notwithstanding eShare's policy to preserve the federal income tax deductibility of compensation payments, under certain circumstances, the Compensation Committee, in its discretion, may authorize payment, such as salary, bonuses or otherwise, that may cause an executive officer's income to exceed the deductible limits.

                                          Compensation Committee
                                          Donald L. House
                                          Andrew J. Filipowski

                            STOCK PERFORMANCE GRAPH

     The following line-graph provides a comparison of the cumulative total shareholder return on eShare's Common Stock for the period from the date of eShare's initial public offering on June 4, 1997 through December 31, 1999, against the cumulative shareholder return during such period achieved by the NASDAQ Stock Market (U.S. Companies) and an index of eShare's competitors in the customer contact and call management systems industry (the "Call Management Index"). All amounts have been calculated as if all dividends were reinvested.

                                                     ESHARE TECH INC               PEER GROUP               S&P SMALLCAP 600
                                                     ---------------               ----------               ----------------
6/97                                                  100.00000000                100.00000000                100.00000000
1997                                                   90.62000000                 97.30000000                117.55000000
1998                                                  210.00278800                 23.89688000                116.01009500
1999                                                  170.62726530                 83.53154404                130.40694780

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1997, Donald L. House, Don W. Hubble and Andrew J. Filipowski served as members of the Compensation Committee of the Board of Directors. Neither of these directors served as an officer or employee or was formerly an officer of eShare or its subsidiaries. Aleksander Szlam, Chairman of the Board and Chief Executive Officer of eShare, serves as a director and member of the compensation committee of the board of directors of divine interVentures, inc. Andrew J. Filipowski, a member of the Compensation Committee of the Board of Directors, is Chairman of the Board, Chief Executive Officer and President of divine interVentures, inc.

                              CERTAIN TRANSACTIONS

TAX INDEMNIFICATION AGREEMENT

     eShare has entered into Tax Indemnification Agreements with its existing shareholders providing for, among other things, the indemnification of eShare by such shareholders for any federal and state income taxes (including interest) incurred by eShare if for any reason eShare is deemed to be treated as a C corporation during any period for which it reported its earnings to the taxing authorities as an S corporation. The Tax Indemnification Agreements further provide for the cross-indemnification of eShare and of each existing shareholder for certain additional taxes (including interest and, in the case of existing shareholders, penalties) resulting from eShare's operations during the period in which it was an S corporation.

                                   PROPOSAL 2

                       AMENDMENT TO THE STOCK OPTION PLAN

     The Board has approved and recommends to the shareholders that they approve the proposal to amend the Company's 1997 Stock Option Plan to increase the number of shares of Common Stock available for grant under the plan by 1,500,000. The text of the proposed amendment to the 1997 Stock Option Plan is set forth in "Annex A" to this Proxy Statement. The 1997 Stock Option Plan is described above under "Stock Option Plans" and is qualified in its entirety by reference to the text of the 1997 Stock Option Plan.

     The proposed amendment to the 1997 Stock Option Plan will be adopted upon receiving the affirmative vote of holders of a majority of the shares present or represented by proxy at the Annual Meeting. Proxies will be voted in accordance with the specifications marked thereon, and if no specification is made, will be voted "FOR" adoption of the proposed amendment to the 1997 Stock Option Plan. The Board has determined that the amendment to the 1997 Stock Option Plan is in the best interest of the eShare and its shareholders. The proposed amendment would provide a stable pool of additional shares for grant to officers, directors, consultants and key employees of the eShare. The Board believes that grants of stock options are an effective method to attract and retain officers, directors, consultants and key employees and that the availability of shares for future grants under the plan is important to the eShare's business prospects and operations.

     The Board of Directors recommends a vote FOR the approval of the amendment to the 1997 Stock Option Plan.

                                   PROPOSAL 3

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has appointed the accounting firm of Arthur Andersen, LLP to serve as its independent auditor for 2000. The appointment of this firm was recommended to the Board by its Audit Committee. A proposal to ratify that appointment will be presented at the Annual Meeting. Representatives of Arthur Andersen, LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

     The Board of Directors recommends that the shareholders vote FOR ratification of selection of independent auditors.

                             SHAREHOLDER PROPOSALS

     Rules of the Securities and Exchange Commission require that any proposal by a shareholder of eShare for consideration at the 2001 Annual Meeting of Shareholders must be received by eShare no later than December 21, 2000, if any such proposal is to be eligible for inclusion in eShare's proxy materials for its 2001 Annual Meeting. Under such rules, eShare is not required to include shareholder proposals in its proxy materials unless certain other conditions specified in such rules are met.

     In order for a shareholder to bring any business or nominations before any Annual Meeting of Shareholders, certain conditions set forth in Section 2.13 of eShare's Amended and Restated Bylaws must be complied with, including, but not limited to, delivery of notice to eShare not less than 60 days prior to the meeting as originally scheduled; provided, however, that in the event that less than 70 days notice or prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholders to be timely must be received not later than the close of business on the 10th day following the date on which such notice of the date of meeting was mailed.

                                 OTHER MATTERS

     Management of eShare is not aware of any other matter to be presented for action at the Annual Meeting other than those mentioned in the Notice of Annual Meeting of Shareholders and referred to in this Proxy Statement. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          /s/ Dan K. Lowring
                                          Dan K. Lowring
                                          Secretary

April 19, 2000

                                                                         ANNEX A

                                AMENDMENT NO. 2
                                       TO
                           ESHARE TECHNOLOGIES, INC.
                             1997 STOCK OPTION PLAN

     The eShare Technologies, Inc. 1997 Stock Option Plan (the "Plan") is hereby amended as follows:

     1. Increase in Authorized Shares. Section 3 of the Plan is hereby amended as follows:

                                   Section 3.

                           SHARES SUBJECT TO OPTIONS

     The initial number of Shares reserved for issuance under this Plan shall be 3,350,000 Shares of Common Stock, less the number of Shares (a) which have been issued pursuant to exercised grants made under the eShare Technologies, Inc. 1992 Discounted Stock Option Plan (the "1992 Plan"), or (b) which are subject to options granted which remain outstanding under the 1992 Plan. The number of shares of Common Stock available for issuance under the Plan shall be automatically adjusted on the first day of each fiscal year, beginning with the 1998 fiscal year, by a number of Shares such that the total number of shares reserved for issuance under this Plan equals the sum of (i) the aggregate number of Shares previously issued under this Plan and the 1992 Plan; (ii) the aggregate number of Shares subject to then outstanding or authorized options under this Plan and the 1992 Plan; and (iii) 5% of the number of shares of Common Stock outstanding on the last day of the preceding fiscal year. Notwithstanding the foregoing, not more than 750,000 of the Shares available for grant each year shall be available for issuance pursuant to ISOs, such that not more than 7,500,000 shares resulting from such automatic adjustments may ever be issued pursuant to ISOs during the term of the Plan.

     Such Shares shall be reserved, to the extent that the Company deems appropriate, from authorized but unissued Shares, and from Shares which have been reacquired by the Company. Furthermore, any Shares subject to an Option which remain unissued after the cancellation, expiration or exchange of such Option thereafter shall again become available for use under this Plan, and any Shares subject to an option granted under the 1992 Plan which remain unissued after the cancellation, expiration or exchange of such option thereafter shall become available for use under this Plan. Notwithstanding the above, any Surrendered Shares which remain after the surrender of an Option under Section 11 shall not again become available for use under this Plan.

     2. Effective Date. The effective date of this Amendment shall be April 17, 2000.

     3. Miscellaneous.

          (a) Capitalized terms not otherwise defined herein shall have the meanings given them in the Plan.

          (b) Except as specifically amended hereby, the Plan shall remain in full force and effect.

     IN WITNESS WHEREOF, the Company has caused this Amendment No. 2 to the eShare Technologies, Inc. 1997 Stock Option Plan to be executed on the Effective Date.

                                          ESHARE TECHNOLOGIES, INC.

                                          By:
                                            ------------------------------------
                                            Aleksander Szlam, Chairman

Attest:

--------------------------------------
Print Name:
--------------------------------------
Print Title:
--------------------------------------

PROXY                       ESHARE TECHNOLOGIES, INC.                      PROXY
                         5051 PEACHTREE CORNERS CIRCLE
                            NORCROSS, GA 30092-2500

    THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF ESHARE TECHNOLOGIES, INC. (THE "COMPANY") FOR THE 2000 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON TUESDAY, MAY 23, 2000 (THE "ANNUAL MEETING").

    The undersigned hereby appoints Aleksander Szlam and Dan K. Lowring, and each of them, with full power of substitution, as proxies to vote all of the shares of Common Stock of the Company which the undersigned may be entitled to vote at the Annual Meeting, and at any adjournments thereof, on the following matters in the following manner:

1.  Election of Directors.             [ ]  FOR all nominees listed below        [ ]  WITHHOLD AUTHORITY to
                                         (except as marked to the contrary         vote for all nominees listed below
                                       below)

      Aleksander Szlam, James Tito, Donald L. House, Andrew J. Filipowski

   (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name below).

           ---------------------------------------------------------------------

2. Approval of the appointment of Arthur Andersen, LLP as the independent auditors of the Company for the fiscal year ended December 31, 2000.

    [ ]  FOR                    [ ]  AGAINST                    [ ]  ABSTAIN

3. To approve Amendment No. 2 to the eShare Technologies, Inc. 1997 Stock Option Plan.

    [ ]  FOR                    [ ]  AGAINST                    [ ]  ABSTAIN

4. In accordance with their judgement, upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

                        PLEASE SIGN AND DATE ON REVERSE.

    WHEN THIS PROXY IS PROPERLY EXECUTED AND RETURNED, AND NOT REVOKED, THE SHARES IT REPRESENTS WILL BE VOTED AT THE MEETING IN ACCORDANCE WITH THE CHOICE SPECIFIED ABOVE. IF NO CHOICE IS SPECIFIED, IT WILL BE NOTED FOR THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1 ABOVE, FOR PROPOSAL 2 AND FOR PROPOSAL 3.

      PLEASE DATE AND SIGN THIS PROXY EXACTLY AS YOUR NAME APPEARS BELOW.

                                                              ------------------------------         ------------------
                                                              Signature*                             Date

                                                              ------------------------------         ------------------
                                                              Signature*                             Date

                                                              * NOTE: When signing as attorney, trustee, administrator,
                                                              executor or guardian, please give your full title as such.
                                                              If a corporation, please sign in full corporate name by
                                                              President or other authorized officer. In the case of
                                                              joint tenants, each joint owner may sign.

                       I PLAN TO ATTEND THE MEETING  [ ]